                        TRIVEST FINANCIAL SERVICES CORP.
                             787 SEVENTH AVENUE 38C
                            NEW YORK, NEW YORK 10019
                               TEL: 212 554-3535
                               FAX: 212-554-1201

June 3, 1995

Mr. Floyd W. Kephart
Chairman and Chief Executive Officer
Ventura Entertainment Group, Ltd.
11466 San Vicente Boulevard
Los Angeles, CA 90049

Dear Floyd:

     Trivest Financial Services Corp. ('Trivest') is pleased to present to you for consideration by the Board of directors of Ventura Entertainment Group, Ltd. ('Ventura') a proposal to provide up to $7,500,000 in financing to Ventura. Of this amount, $6,500,000 would be equity. The equity investment would be provided upon the following terms and conditions:

     Trivest will purchase from Ventura 4,000,000 shares of Ventura common stock at a price of $0.50 per share, for a total purchase price of $2,000,000, upon the occurrence of each of the following:

     (a) Approval by the Board of Directors of Ventura of the sale of Kaleidoscope Acquisition Corporation in accordance with the Memorandum of Agreement which is to be attached hereto as Exhibit A;

     (b) A change in the management of Ventura's 80% owned subsidiary, Soundview Media, Inc., acceptable to Trivest;

     (c) Approval by the Board of directors of Ventura of the call of a shareholders' meeting of Ventura to be held at the earliest possible date. The agenda of such meeting shall include the election of a new Board of Directors of Ventura and the nominees to such Board shall be approved by Trivest;

     (d) There shall be no change in the executive management of Ventura.

     Funding of this equity investment of $2,000,000 shall occur promptly upon the satisfaction of all of these conditions.

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     In  addition, Trivest  will purchase  from Ventura  an additional 9,000,000 shares of Ventura common stock at a price of $0.50 per share, for a total additional purchase price of $4,500,000. Such additional purchase shall occur on or before July 31, 1995, and is subject only to the satisfaction of the conditions precedent to the funding of the $2,000,000 equity investment set forth above.

     In addition, Trivest will purchase a $1,000,000 11% Two Year unsecured note for the sole purpose of redeeming the Soundview Media Preferred Stock issue outstanding. Interest on the Note will be payable monthly in arrears. The Note can be prepaid at par. The Note purchase will be funded five business days following the execution of a definitive agreement entered into by all stockholders of Soundview, such agreement to include:

        (a) the return of the 1,000,000 common shares of Ventura to Ventura.

        (b) the transfer to Ventura of the 20% of the common stock of Soundview currently owned by the other stockholders of Soundview Media.

        (c) the buy out of the Soundview employment contracts of Bennett Smith and Brian Brady for an agreed payment to each individual of $10,000 per month for eighteen months.

        (c) full waivers and releases in favor of Ventura, and also in favor of the other stockholders of Soundview Media.

     As a fee for arranging the equity financing of $6,500,000, Ventura shall deliver to Trivest a promissory note in the face principal amount of $500,000. Such Note shall bear interest at the rate of 8% per annum and shall be due and payable in one installment of principal and interest which shall be payable upon the earlier of (a) one year from the date of the note, or (b) the consummation of the purchase by Trivest of 13,000,000 shares of common stock of Ventura.

     Upon approval of the enclosed by the Board of Directors of Ventura, please indicate your acceptance by signing a copy of this letter where indicated and returning it to the undersigned.

                                          Very truly yours,
                                          Coy Eklund
                                          Coy Eklund, Chairman and
                                          Chief Executive Officer

Approved by:
Ventura Entertainment Group, Ltd.
By: Floyd W. Kephart
    .................................
    Floyd Kephart
    Chairman and Chief Executive Officer
    Date: June 7, 1995


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                                    [LOGO]

                                    VENTURA
                            ENTERTAINMENT GROUP LTD.

NEWS: For Immediate Release

Contact: TERRI MacINNIS, Dir. of Investor Relations
        (310) 446-7715

                          VENTURA ENTERTAINMENT GROUP
                         OBTAINS $7.5 MILLION FINANCING

     LOS ANGELES, CA, JUNE 8 -- The Board of Directors of Ventura Entertainment Group Ltd. (NASDAQ: VEGG) has accepted a proposal from Trivest Financial Services Corp. to provide Ventura with a $7.5 million financing package which includes $6.5 million in equity and $1 million in debt, it was announced today by Floyd W. Kephart, Ventura's chairman and CEO. Trivest will immediately provide $1 million in debt financing in the form of a two-year unsecured note and $2 million in equity in exchange for 4,000,000 shares of VEGG common stock.

     An additional $4.5 million of equity will be provided to the company in exchange for 9 million shares of Ventura common stock by July 31, 1995.

     Trivest has agreed to lock-up on the sale of the stock for an initial period of six months. Trivest has also agreed that it will not acquire any additional ownership in Ventura for 12 months.

     Coy Eklund, chairman of Trivest and director of VEGG, said that, 'As a director of Ventura for the past year, I have watched the company struggle in its efforts to develop what I believe to be a very sound business plan. Due to a lack of resources, it has been unable to complete that plan thus far. Trivest is pleased to

                                    -More -

11466 San Vicente Boulevard, Los Angeles, California 90049 Phone: (310) 820-0607
                               Fax: (310) 820-0692
       Charlotte - Detroit - Los Angeles - Naples - New York - San Diego

VEGG OBTAINS $7.5 MILLION FINANCING                                     PAGE TWO

have the opportunity to participate in this financing and looks forward to being a major contributor to the growth of Ventura.'

     Carleton Burtt, chief operating officer of Ventura and president of Trivest, said, 'Almost three years ago Floyd, Coy and I joined forces and committed to build Ventura into a diversified communications and broadcast company. Trivest has been a shareholder of Ventura and since then, has worked closely with the company in developing and pursuing its current business plan. The company's plan to expand its corporate communication business and to acquire broadcast stations is one which we fully endorse.

     'The recent decline in the price of Ventura's stock provided Trivest with an unexpected opportunity to fulfill its goal to become increasingly involved with Ventura on an equity basis.'

     Kephart said, 'Trivest has long supported Ventura's efforts. This financing provides our equity requirements for the near term and enables us to implement our business plan.'

     Ventura Entertainment Group Ltd. is a diversified corporate communications, entertainment and broadcast company. Ventura provides services to major corporations through sports marketing, corporate sponsorship management, promotions, event management, film production and distribution. Ventura owns 80 percent of Soundview Media, Inc., its broadcast subsidiary, and its owns 51 percent of Greenwich Entertainment Group, a developer of interactive theaters and operator of motion simulation entertainment.

                                     * * *